Exhibit 99

MP Thrift Investments L.P. (“MP Thrift”) is the direct owner of 8,884,637 shares of Mandatorily Convertible Non-Cumulative Perpetual Preferred Stock, Series D. MP Thrift is a limited partnership organized under the laws of Delaware formed for the purpose of acquiring the preferred stock of Flagstar Bancorp, Inc. MPGOP III Thrift AV-I L.P. (“MPGOP”) is a Delaware limited partnership and MPGOP (Cayman) III Thrift AV-I L.P. (“MPGOP Cayman”) is a Cayman Islands exempted limited partnership (together, the “New Fund”), holding 100 percent of the membership interests in MP Thrift. MPGOP has a 77.0497% interest in MP Thrift and MPGOP Cayman has a 22.9503% interest in MP Thrift. MP (Thrift) Global Partners III LLC (“MP LLC”) is a limited liability company organized under the laws of Delaware. The principal business of MP LLC is to serve as general partner of each of MPGOP, MPGOP Cayman, MP Thrift, MP (Thrift) Global Opportunities Partners (Special) III LP (“MPGOPS”) and MP (Thrift) Global Opportunities Investments III LP (“MPGOI”). MP (Thrift) Asset Management LLC (“MPAM”) is a limited liability company organized under the laws of Delaware. MPAM is the managing member of MP LLC. MP (Thrift) LLC (“MPT”) is a limited liability company organized under the laws of Delaware. MPT is the managing member of MPAM. MPGOPS is a limited partnership organized under the laws of Delaware. MPGOPS is the holder of a 100% limited partnership interest in MPGOI. MPGOI is a limited partnership organized under the laws of Delaware. MPGOI is the holder of a 1% limited partnership interest in the New Fund. Along with MPT, MPAM, MP LLC, and MPGOPS, MPGOI comprises the Associates Fund. David J. Matlin and Mark R. Patterson are each a 50% managing member of MPT. David J. Matlin’s principal occupation is acting as Chief Executive Officer of MatlinPatterson Global Advisers LLC (“Matlin Advisers”) and Mark R. Patterson’s principal occupation is acting as Chairman of Matlin Advisers. Matlin Advisers is a limited liability company organized under the laws of Delaware. The principal business of Matlin Advisers is to serve as investment adviser to the funds. Matlin Advisers also serves as investment adviser to the New Fund. David J. Matlin and Mark R. Patterson are both citizens of the United States of America. Mark R. Patterson may be deemed to have shared voting and investment control (together with David J. Matlin) over the shares of the Issuer held by MP LLC. He also has an indirect pecuniary interest in the New Fund. His exact pecuniary interest therein is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of the Funds overall and with respect to their indirect investment in the Issuer. Mark R. Patterson disclaims beneficial ownership of any of the reported securities except to the extent of his pecuniary interest therein.